UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)                                                                   May 11, 2005

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50891 (Commission File Number)	20-0432760 (IRS Employer ID Number)

222 South Riverside Plaza Chicago, Illinois                60606

(Address of principal executive offices)               (Zip Code)

(Registrant's Telephone Number, including area code)     (888) 782-4672

                    Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

           On May 11, 2005, Specialty Underwriters’ Alliance, Inc. (the "Company") entered into a new partner agent contract (the "Partner Agent Agreement") with Specialty Risk Solutions, LLC ("SRS"), which specializes in workers' compensation and liability insurance to public entity clients, including schools, other educational institutions and municipalities. SRS focuses on California but plans to expand into additional regions later this year.

           Pursuant to the terms of the Partner Agent Agreement, the Company has appointed SRS as its exclusive partner agent for the next five years with respect to the type of insurance described in the preceding paragraph. Generally, SRS may only offer other companies’ products if the Company declines to offer coverage to a prospective insured. The Company has no obligation to accept business that does not meet its guidelines. SRS will have the right to terminate its relationship with the Company on 180 days’ notice, and the Company has the right to terminate its relationship with SRS for material breach of the Partner Agent Agreement, insolvency, or failure to maintain appropriate licenses. The Company also may terminate SRS if it is acquired by a third party, but cannot restrict the acquisition of SRS. In addition, the Company can terminate its relationship with SRS if SRS does not meet certain profitability and production guidelines under the Partner Agent Agreement. Upon termination, at Company’s discretion, SRS must service its existing business until it is terminated. At such point, SRS is allowed to place such business with other insurers.

           In consideration for its services, SRS will receive up-front commissions designed to cover its costs, which commissions are likely to be lower than SRS had been receiving from other companies previously. In exchange for these reduced commissions, the Company will be responsible, through its own technology system, for policy issuance and administration, as well as for claims. In addition, SRS may receive a meaningful share of the underwriting profits for its program, subject to a cap. In the event, in the first five years of the Partner Agent Agreement, that the program and contract are terminated, for any reason, the Company will perform a final calculation to project future payout loss patterns and make a final payment of the outstanding profit commissions. If, after five years, the Partner Agent Agreement is terminated, for any reason, the profit sharing calculations will be performed annually until all payout periods and earned profit sharing periods are satisfied.

           Under a separate agreement (the "Purchase Agreement"), SRS will purchase shares of the Company’s non-voting Class B common stock (the "Class B Shares"). The Class B Shares will become exchangeable, one-for-one with the Company’s common stock, five years after the effective date of the Partner Agent Agreement, as long as the Partner Agent Agreement is still in force. These Class B Shares will be subject to substantial restrictions on transferability during such period. If the Partner Agent Agreement is terminated prior to five years after the effective date the Partner Agent Agreement, the Company may repurchase at the lower of cost or fair market value SRS’s Class B Shares. If the Partner Agent Agreement is terminated after five years, the Company may repurchase SRS’s Class B Shares at fair market value. For as long as SRS has an agency contract with the Company, SRS will be required to hold Class B Shares worth at least 50% of its aggregate investment commitment in the Company’s Class B Shares.

Item 3.02     Unregistered Sales of Equity Securities

           Pursuant to the Purchase Agreement, SRS will purchase $1 million of the Company’s Class B Shares. The aggregate purchase price will be paid in installments over a maximum of 24 months from the date of the Purchase Agreement, with the number of Class B Shares to be delivered at each installment determined by the market price of the Company’s common stock as of the date of payment. The sale of the Class B Shares pursuant to the Purchase Agreement was made in reliance on the exemption from the registration requirements of the Securities Act of 1933 (the "Act") under Section 4(2) of the Act.

Item 9.01     Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired. None.

(b)	Pro Forma Financial Information. None.

(c)	Exhibits.

Exhibit No. 99.1	Description Press Release dated May 11, 2005

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 17, 2005

SPECIALTY UNDERWRITERS' ALLIANCE, INC. By: /s/ Courtney C. Smith Name: Courtney C. Smith Title: President and Chief Executive Officer

INDEX TO EXHIBITS

Current Report on Form 8-K
dated May 11, 2005

Specialty Underwriters' Alliance, Inc.

99.1     Press Release dated May 11, 2005.